UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2009

CHINA NATURAL GAS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31539	98-0231607
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19th Floor, Building B, Van Metropolis 35 Tang Yan Road, Hi-Tech Zone Xian, 710065, Shaanxi Province China
(Address of Principal Executive Offices) (Zip Code)

86-29-88323325
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As previously disclosed in China Natural Gas, Inc.'s (the "Company") quarterly report on Form 10-Q for the quarter ended June 30, 2009, filed with the Securities and Exchange Commission (the "SEC") on August 10, 2009, prior to August 10, 2009:

▪
the trustee under the Indenture (defined below) governing the Company's Senior Notes (defined below) waived the Company's obligation to complete a qualifying listing of its common stock by January 29, 2009 and its resulting obligation to pay additional interest, and extended the deadline for completing the qualifying listing to May 4, 2009 (the "Initial Waiver"); and

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the Company reached an informal agreement with Abax Lotus Ltd. ("Abax") relating to the waiver by Abax of interest payable under the Indenture as a result of the Company not having completed a qualifying listing of its common stock by May 4, 2009.

On August 14, 2009, the aforementioned informal agreement was memorialized in writing (the "Definitive Waiver").

As previously disclosed in the Company's definitive proxy statement on Schedule 14A for the Company's 2010 annual meeting of stockholders, filed with the SEC on October 29, 2010, the Company entered into a one year employment agreement on January 1, 2010 with Mr. Qinan Ji, Chairman and Chief Executive Officer of the Company, that effectively extended his previous employment agreement on the same terms for an additional one year period.

The Company is filing this Current Report on Form 8-K to file the Initial Waiver, the Definitive Waiver and the employment agreement with Mr. Ji as material definitive agreements. Additional information regarding the waivers and the employment agreement is set forth below.

Waivers

On December 30, 2007, the Company entered into a securities purchase agreement with Abax Lotus Ltd. (“Abax”) and, on January 29, 2008, the Company entered into an amendment to such agreement with Abax (as amended, the “Purchase Agreement”).  Under the Purchase Agreement, on January 29, 2008, the Company issued to Abax $20,000,000 in principal amount of the Company's 5.0% Guaranteed Senior Notes due 2014 (the “Senior Notes”) and warrants to purchase 1,450,000 shares of the Company's common stock (the “Abax Warrants”), and on March 3, 2008, the Company issued to Abax an additional $20,000,000 in principal amount of Senior Notes. The Senior Notes were issued pursuant to and are governed by an indenture (the “Company”) the Company entered into on January 29, 2008 with DB Trustees (Hong Kong) Limited, as trustee (the “Trustee”).

The terms of the Indenture obligated the Company to complete a qualifying listing, as defined therein, by January 29, 2009, or pay additional interest. As the Company did not complete a qualifying listing by such date, the Company was obligated to pay to Abax additional interest at the rate of 3.0% per annum, calculated from and including January 29, 2009 to the date of the Company's qualifying listing. However, Abax caused the Trustee to waive the Company's obligation to pay such additional interest on February 4, 2009 (the "Initial Waiver"). The Initial Waiver extended the deadline for a qualifying listing to May 4, 2009, but provided that if a qualifying listing were not completed by such date, additional interest of 3.0% per annum would be payable from January 29, 2009 to the date of the Company's qualifying listing. The Company completed its NASDAQ listing, which constituted a qualifying listing, on June 1, 2009, after the extended May 4, 2009 deadline. Therefore, under the terms of the Initial Waiver, the Company was required to pay additional interest at a rate of 3.0% per annum for the period from January 29, 2009 to June 1, 2009, or $406,667. However, on August 14, 2009, the Company and Abax executed the Definitive Waiver, pursuant to which the Company agreed to pay Abax $113,214, which reflected additional interest at the rate of 3.0% per annum for the period from April 30, 2009 to May 31, 2009, and $50,000, which reflected out-of-pocket expenses incurred by Abax in connection with a financing transaction proposed in 2008, but never consummated.

The Purchase Agreement and the Indenture are filed as exhibits to the Company's Current Report on Form 8-K filed with the SEC on January 31, 2008. The Initial Waiver and the Definitive Waiver are attached as exhibits hereto and incorporated herein by reference.

Employment Agreement

The information in Item 5.02 below is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 1, 2010, our Chairman and Chief Executive Officer, Mr. Qinan Ji, entered into a one year employment agreement with the Company.  The terms of the agreement, which are identical to Mr. Ji's previous one year employment agreement entered into on January 1, 2009, provide that Mr. Ji is entitled to a base salary of $120,000, 80% of which is payable monthly and 20% of which will be payable upon completion of one year of service, and a bonus of $60,000 upon completion of one year of service.

A copy of Mr. Ji's employment agreement is attached hereto as an exhibit and incorporated herein by reference.

Item 9.01(d). Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Waiver dated February 4, 2009, executed by DB Trustees (Hong Kong) Limited, as trustee under the Indenture governing the Company's 5.0% Guaranteed Senior Notes due 2014

10.2	Waiver dated August 14, 2009, by and among the Company and the holders of the Company's 5.0% Guaranteed Senior Notes due 2014 signatory thereto

10.3	Employment Agreement dated January 1, 2010, by and between the Company and Qinan Ji

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 9, 2010

CHINA NATURAL GAS, INC.

By:	/s/ Qinan Ji
Name:	Qinan Ji
Title:	Chief Executive Officer